Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”),  entered into and effective as of April 12, 2017,  is made by and between FOCUS FINANCIAL PARTNERS, LLC., a Delaware limited liability company  (the “Company”), having a principal place of business of 825 Third Avenue,  27th Floor, New York, New York 10022, and Lenny Chang (“Executive”).

WHEREAS,  the Company and its affiliates desire to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to continue to be employed on such terms and conditions and for such consideration; and

WHEREAS, the Company and Executive hereby agree that any prior agreements with respect to the employment of Executive with and by the Company and its affiliates shall be terminated upon the consummation of the transactions contemplated by that certain Securities Purchase Agreement, dated as of even date herewith, by and among the Company, the Investor (as defined therein) and the other parties thereto (such date, the “Effective Date”) and replaced in their entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Employment and Term.  The Agreement shall become effective upon the Effective Date.  At and as of the Effective Date, the Company shall employ, or shall cause a Company subsidiary to employ Executive and Executive hereby accepts employment with the Company (on behalf of itself and certain of its affiliates, as directed by the Company) as a Managing Director of the Company subject to all of the terms and conditions of this Agreement, effective as of the Effective Date, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless sooner terminated in accordance with the other provisions hereof (the “Initial Term”). Subject to Section 4, this Agreement shall be automatically renewed as of the last day of the term for successive one-year (1) terms (each, a  “Renewal Term”) unless, not later than ninety (90)  days prior to the end of the Initial Term or a Renewal Term, as the case may be, the Company provides Executive with written notice of its intent not to renew the Agreement.  The Initial Term and any Renewal Term shall be referred to as the “Term.”  In the event that Executive is employed by a Company subsidiary, Executive shall have such titles, duties and comparable positions at the Company as set forth herein.

2.         Duties.  Executive shall be subject to the direction and control of the Chief Executive Officer of the Company  (the “CEO”).  Executive duties and responsibilities shall be those generally performed by a Managing Director of a Company of a similar size and in a similar industry as the Company and Executive shall report directly to the CEO.  Executive shall perform such other duties and functions for and on behalf of the Company, consistent with his position and experience, as are reasonably requested of Executive from time to time by the CEO.  Executive shall use reasonable best efforts to devote all of his working time, skill and efforts to the performance of Executive’s duties under this Agreement in a manner that will faithfully and diligently further the business and interests of the Company; provided,  however,  that Executive shall in any event be permitted (a) to be a member of the boards of directors (or similar governing bodies) of other entities and (b) to be involved in charitable activities, so long as, in each case, such memberships and activities (x) do not unreasonably interfere with Executive’s duties as set forth herein and (y) with respect to membership on any board of directors (or similar governing body),  such membership is approved by the CEO, with such approval not to be unreasonably withheld, it being understood that any such memberships and activities existing as of the date hereof and disclosed on Exhibit A shall be deemed conclusively approved.  Except as set forth on Exhibit A hereto, Executive represents and warrants as of the date hereof and as of the Effective Date that he is not a member of any board of directors or similar governing bodies of any entity other than the Company or its subsidiaries.  Executive, in the performance of Executive’s duties hereunder, shall use good faith, reasonable efforts to cause the activities of the Company to be conducted substantially in accordance with the terms of the limited liability company operating agreement of the Company as amended and in effect from time to time and applicable laws, and will, in all material respects, observe and adhere to the Company’s code(s) of conduct and ethics and other corporate governance codes and policies as now existing or which may hereafter be adopted by the Company.

3.         Compensation, Benefits and Expenses.

3.1       Salary and Incentive Compensation.  The Company shall pay to Executive a salary from and after the Effective Date at the annual rate of $425,000 (the “Salary”).  The Salary shall be paid in such installments and at such times in accordance with the Company’s standard payroll practices.  The Salary shall be reviewed by the Board or, if applicable, the Compensation Committee (the “Committee”) of the Board of Managers of the Company (the “Board”) periodically in accordance with the Company’s normal compensation review practices for executive officers,  in connection with which the Salary shall be subject to increases, but not decreases, at such times as shall be determined by the Committee in its discretion.  Executive shall also be entitled to participate in the Focus Financial Partners, LLC Annual Cash Bonus Plan or any successor annual incentive plan (with annual target bonus opportunity to be set at 125% to 150% of Salary) and the Company’s Incentive Unit Plan or any successor equity-based compensation plan (with annual target equity incentive opportunities to be set at 125% to 150% of Salary, and the value of such Incentive Units to which Executive is entitled shall equal the cash bonus awarded to the Executive pursuant to the Company’s Annual Cash Bonus Plan (or a successor plan), applying the Black Scholes method consistent with the Company’s past practice to determine the corresponding number of Incentive Units to be issued to Executive for that annual period) adopted for each fiscal year for executive officers as determined by the Committee, subject to the normal review practices and procedures of the Committee.  As of the Effective Date, the Incentive Units previously granted to Executive and identified on Exhibit B shall be deemed fully vested notwithstanding the terms of any of the respective Incentive Unit Agreements governing any of the Incentive Units. The Company shall deduct or cause to be deducted from the Salary, bonuses and all other compensation payable to Executive all taxes and amounts required by law to be withheld.

3.2       Retention Pool.  On the Effective Date, Executive shall be awarded 400,000 units pursuant to the Company’s Retention Pool Plan.

3.3       Vacation.  Executive shall be entitled to four (4) weeks of vacation during each calendar year, excluding the Company’s paid holidays.

3.4       Other Benefits.  Subject to the terms of any applicable plans, policies or programs,  Executive shall be entitled to receive such employee benefits including any and all deferred compensation, pension, disability, group life, sickness, accident and health insurance as the Company may provide from time to time to its salaried employees generally, and such other benefits as the Committee may from time to time establish for the Company’s executives.

3.5       Expenses.   Executive shall be reimbursed by the Company for all ordinary and reasonable expenses incurred by Executive in the course of the performance of services under this Agreement in accordance with the Company policies approved by the Committee.  Executive shall keep an itemized account of such expenses, which shall be submitted to the Company monthly together with supporting documentation,  provided,  however that: (a) reimbursements in one tax year may not affect expenses or in-kind benefits to be provided in another tax year; (b) reimbursement must be before the last day of the tax year following the year the expense is incurred; and (c) right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

3.6       Life Insurance.  During the Term, Executive may acquire and maintain term life insurance coverage on the life of Executive in the amount of five times (5X) Executive’s Salary (the “Policy”), the proceeds of which shall be payable to the beneficiary or beneficiaries or an applicable trust designated by Executive under such Policy.  The Company will reimburse Executive for the costs of acquiring and maintaining the Policy, including all premium payments, with reimbursements to occur in accordance with the Company’s policies and procedures applicable to expense reimbursements. The Company will also provide Executive with a tax gross-up payment equal to the amount of any taxes (federal, state, local or otherwise) Executive may incur with respect to the Company’s reimbursement of the Policy costs, including any taxes upon the taxes Executive incurs due to the Company’s reimbursement of Policy costs. Calculations of the gross-up amounts owed to Executive pursuant to this Section 3.6 will assume that Executive paid the highest marginal tax rate for purposes of all federal, state, local or other applicable taxes. Notwithstanding the foregoing or any provision of this Agreement to the contrary, in no event shall the Company’s reimbursement obligation (including any tax gross-up) pursuant to this Section 3.6 exceed $101,248 in any calendar year.

3.7       D&O Insurance.  During such time as Executive serves as a manager or officer of the Company (and/or its affiliates) and for a period of six (6) years thereafter, Executive shall be covered as a manager or ex-manager and as an officer or ex-officer, as applicable, under all policies of insurance covering risk associated with acting as a manager or officer of the Company in the same manner as all other managers, ex-managers, officers and ex-officers, as applicable, of the Company are covered, except that damages incurred as a result of Executive’s fraud, gross negligence or intentional misconduct (as determined by a final and non-appealable order), shall not be covered by such insurance policies.  The Company shall use all commercially reasonable efforts to ensure that any such policy that covers any current officer or manager (determined at the time of such policy’s application) shall cover former officers and managers (determined at the time of such policy’s application) in the same manner and in the same amounts as the then current officers and directors.  The Company shall use commercially reasonable efforts to ensure that the policies in place or to be adopted as described herein shall have such coverage amounts and limits no less favorable than similarly-sized publicly-traded companies operating in the financial services industry generally, as determined in good faith by the Board.

4.         Termination; Compensation Continuation.

4.1       Termination upon Death.  If Executive dies, then Executive’s employment with the Company shall terminate as of the date of Executive’s death, at which time all of Executive’s rights to compensation and benefits under Section 3 or otherwise shall immediately terminate, except that Executive’s heirs, personal representatives or estate shall be entitled to the following: (a) any unpaid portion of Executive’s Salary for periods up to the date of termination, (b) any accrued benefits up to the date of termination, (c) reimbursable business expenses accrued but unpaid through the date of termination (subject to the Company’s applicable expense policies, including submission of all required documentation),  and (d) accrued but unused paid time off (the “Accrued Rights”).  In addition, the Company shall be obligated to provide (i)  a lump sum payment equal to the target annual cash bonus opportunity of Executive based on the mid-point of the range set forth in Section 3.1, in each case, pro-rated to reflect the number of days that have elapsed in the calendar year in which such termination occurs (the “Pro-Rata Bonus”), (ii) any cash bonus (or the value of any noncash bonus that was paid in lieu of all or any portion of a cash bonus that was to be paid pursuant to Section 3.1 under the Company’s Annual Cash Bonus Plan) awarded to Executive for the calendar year prior to the year in which the termination of employment occurs but unpaid as of the date of termination (the “Prior Year Bonus”), (iii) provided that Executive (or his personal representative) elects continuation coverage of health insurance in accordance with COBRA, the Company shall pay the premiums for such coverage for Executive and his dependents until the earlier of eighteen (18) months following the date of termination and the date Executive becomes eligible to be covered under another group health insurance plan (the “Continued Health Insurance”), and (iv) notwithstanding anything in any plan, Incentive Unit Agreement, award agreement, omnibus agreement, or any similar agreement or other document between the Company and Executive to the contrary, as of the effective date of termination, accelerated vesting of any unvested equity awards or equity interests held by Executive scheduled to vest or that do vest at any time on or before the last day of the calendar year in which such termination occurs because of time or if any performance conditions are met during the period from termination to the last day of the calendar year in which such termination occurs with any valuation based on Fair Market Value during such period but without regard to any liquidity condition that may be built into such performance condition, with any settlement that may be due to Executive made in accordance with the terms and conditions of the applicable plan, Incentive Unit Agreement, award agreement, omnibus agreement and/or other document or agreement.

4.2       Termination upon Disability.  “Disability” means any physical or mental incapacity, illness or infirmity that the Committee reasonably determines prevents or significantly restricts Executive from performing his duties.  If Executive suffers a Disability and the Disability continues for periods aggregating more than ninety (90) days during any 180-day period, then the Company shall have the right to terminate Executive’s employment upon written notice to Executive, at which time all of Executive’s rights to compensation and benefits under Section 3 or otherwise shall immediately terminate, except that Executive shall be entitled to the following: (a) the Accrued Rights, (b) continuation of the Salary (in effect as of the date of such termination), payable in equal monthly installments in accordance with the customary payroll practices of the Company (the “Salary Continuation Payments”), for a period of twelve (12) months following the date of termination, (c) the Annual Cash Bonus Payment (as defined below), using in such calculation the mid-point of the target bonus opportunity if the target is a range, (d) the Continued Health Insurance, and (e) the Accelerated Vesting (as defined below).

4.3       Termination by the Company for Cause.  The Company may, upon written notice to Executive, immediately terminate Executive’s employment for Cause.  For purposes of this Agreement, “Cause” shall mean any of the following:

4.3.1    the gross negligence or willful failure or refusal of Executive to perform Executive’s duties hereunder (other than any such failure resulting from Executive being Disabled) that is not cured within thirty (30) days after a written demand for substantial performance is delivered to Executive by the Committee which specifically identifies the manner in which the Committee believes Executive has not substantially performed Executive’s duties;

4.3.2    the engaging by Executive in (a)  willful misconduct that is materially detrimental to the Company, monetarily, reputationally or otherwise or (b) a violation of any United States securities or commodities law or regulation that results in the suspension of Executive’s ability to engage in any regulated activity;

4.3.3    the commitment by Executive of any act of fraud, embezzlement or misappropriation of funds;

4.3.4    the conviction by Executive of, or the plea by Executive of guilty or nolo contendere to, any serious misdemeanor involving moral turpitude or any felony;  or the suspension of Executive’s ability to engage in any regulated activity related to securities or commodities; or

4.3.5    a material breach by Executive of any of the material provisions of this Agreement that is not cured by Executive within thirty (30) days of written notice of such breach by the Committee (to the extent such breach is capable of cure as reasonably determined by the Committee).

For purposes hereof, an act or omission shall not be deemed to be willful if the Executive can reasonably demonstrate or it is reasonably apparent that it was taken or omitted in the Executive’s good faith belief that such act or omission was in, or not opposed to, the best interests of the Company or any of its affiliates.  Upon a termination of Executive’s employment for Cause, all of Executive’s rights to compensation and benefits under Section 3 or otherwise shall immediately terminate, except that Executive shall be entitled to any Accrued Rights.

4.4       Failure to Renew or Termination without Cause.  In addition to the Company’s right not to renew the Term as contemplated under Section 1,  the Company may terminate Executive’s  employment immediately at any time without Cause upon written notice to Executive.

4.4.1    If the Company terminates Executive’s employment during any Term without Cause or the Company elects not to enter into any Renewal Term, Executive shall receive the following: (a) the Salary Continuation Payments, for a period of twelve (12) months following the date of termination, (b) an amount equal to one times (1X) the target annual cash bonus opportunity of Executive based on the high-point of the range set forth in Section 3.1, payable in a lump sum in cash on the date of termination (the “Annual Cash Bonus Payment”), (c) the Prior

Year Bonus, if any, (d) the Pro-Rata Bonus, based on the high-point of the range set forth in Section 3.1, (e) the Continued Health Insurance, and (f)  notwithstanding anything in any plan, Incentive Unit Agreement, award agreement, omnibus agreement, or any similar agreement or other document between the Company and Executive to the contrary, as of the effective date of termination, accelerated vesting of any unvested equity awards or equity interests held by Executive scheduled to vest or that do vest at any time within the twelve (12) month period from and after the effective date of termination because of time or if any performance conditions are met during the period from termination to the last day of the twelve (12) month period following termination with any valuation based on Fair Market Value during such period but without regard to any liquidity condition that may be built into such performance condition, with any settlement that may be due to Executive made in accordance with the terms and conditions of the applicable plan, Incentive Unit Agreement, award agreement, omnibus agreement and/or other document or agreement (the “Accelerated Vesting”).

4.4.2    Upon a termination of Executive’s employment without Cause under this Section 4.4, except as specifically set forth in subsection 4.4.1 above, all of Executive’s rights to compensation and benefits under Section 3 or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Rights.

4.5       Termination by Executive.  Executive may terminate his employment for any reason or no reason upon thirty (30)  days’ written notice to the Company.  Upon delivery of such notice, the Company may modify, reduce, or eliminate Executive’s title, duties, authority, and responsibilities, and any such modification, reduction or elimination shall not constitute Good Reason. Upon a termination of Executive’s employment by Executive under this Section 4.5, all of Executive’s rights to compensation and benefits under Section 3 or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Rights.

4.6       Termination for Good Reason.  Executive may terminate his employment with the Company effective upon thirty (30) days’ written notice to the Company for Good Reason (as defined below);  provided that Executive delivered written notice to the Company within one hundred eighty (180) days following the later of (i) the date it is reasonably apparent an event giving rise to Good Reason has occurred or (ii) the date the Company and the Executive are no longer actively pursuing the resolution of any event giving rise to Good Reason.  Such notice must provide a reasonably detailed explanation of the circumstances constituting Good Reason.  Any such termination shall be treated for purposes of this Agreement as a termination by the Company without Cause (as contemplated in Section 4.4).  For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s consent:

4.6.1    a reduction in Executive’s Salary or a material reduction or discontinuance of any material benefit to which Executive is entitled under this Agreement;

4.6.2    a material diminution in Executive’s duties, responsibilities or title;

4.6.3    a change by the Company in Executive’s principal place of employment, without Executive’s consent, to a location that is greater than twenty-five (25) miles from Executive’s principal place of employment on the Effective Date;

4.6.4    the Company’s breach of a material provision of this Agreement (including, without limitation, any failure of the Company to comply with the provisions of Section 13); or

4.6.5    the Company’s breach of a material provision of an agreement governing Executive’s equity awards or equity interests, the result of which is a material negative change in Executive’s employment relationship with the Company or its affiliates.

Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason in reliance upon this Section 4.6,  the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice and, if so cured, Good Reason shall be deemed not to exist.

4.7       Unvested Equity.  All equity interests that are unvested at the time Executive’s employment with the Company is terminated for any reason (after giving effect to the accelerated vesting provisions set forth herein whether applicable upon termination or within the time periods set forth herein) shall be forfeited and cancelled without consideration at the time Executive’s employment with the Company is terminated for any reason.

4.8       Change in Control Events; Initial Public Offering.

4.8.1    Change in Control and Company Sale.  Upon the occurrence, after the Effective Date, of a Change in Control in one (1) or more transactions to any person or group of persons (a “Company Sale”), and notwithstanding anything in any plan, Incentive Unit Agreement, award agreement, omnibus agreement, or any similar agreement or other document between the Company and Executive to the contrary, as of the effective date of such event, Executive shall receive accelerated vesting  of Executive’s unvested time based equity awards or equity interests held by Executive at the time of such event, with any settlement that may be due to Executive as a result of such accelerated vesting being made in accordance with the terms and conditions of the applicable plan, award agreement, omnibus agreement and/or other document or agreement; provided,  however, that an initial underwritten public offering (an “IPO”) and sale of equity interests of the Company (or any parent, subsidiary or successor entity of the Company) after which such equity interests are listed for trading on a national securities exchange registered under section 6(a) of the Securities Exchange Act of 1934, as amended, shall not constitute a Change in Control or Company Sale for the purpose of this Section 4.8.  All equity interests that remain unvested in connection with a Change in Control (after giving effect to the accelerated vesting provisions set forth in this Section 4.8.1 or the vesting provisions of such equity interests) shall be forfeited and cancelled without consideration at the time of such Change in Control.

4.8.2    Impact on Equity Due to Terminations of Employment In Connection with a Change in Control.  Notwithstanding anything in any plan, Incentive Unit Agreement, award agreement, omnibus agreement, or any similar agreement or other document between the Company and Executive to the contrary, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason or the Company elects not to enter into a Renewal Term within the nine (9)-month period immediately prior to the consummation of a Change in Control, then Executive shall be deemed to be employed on the date of the Change in Control, and all of Executive’s unvested equity awards or equity interests held by Executive immediately prior to the time of such cessation of employment shall vest in full as of the date of the Change in Control

(with performance vesting determined by reference to the Company’s valuation in the Change in Control), with any settlement that may be due to Executive as a result of such accelerated vesting being made in accordance with the terms and conditions of the applicable plan, Incentive Unit Agreement, award agreement, omnibus agreement and/or other document or agreement.

4.8.3    Initial Public Offering.  Upon the occurrence of an IPO, the Company intends in good faith to implement an equity incentive compensation plan for the purpose of post-IPO retention and motivation of key employees (such as Executive).  Executive shall be entitled to participate in such a plan, as and when established.  The Company therefore agrees to negotiate in good faith with Executive the terms of Executive’s participation in such plan.

4.8.4    Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall be defined as (a) a sale, merger or similar transaction or series of related transactions involving the Company or any of its subsidiaries, as a result of which those persons who (together with their affiliates) held 100% of the voting power of the Company immediately prior to such transaction do not hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction, or (b) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a transaction or series of related transactions.

4.9       Release of Claims.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all severance payments and benefits described in Sections 4.1,  4.2,  4.4,  4.6 and 4.8, other than payment of any Accrued Rights, are conditioned upon and subject to Executive’s execution and delivery of a release of claims in substantially the form attached hereto as Exhibit C, within fifty (50) days following Executive’s termination of employment.  Payments and benefits under Sections 4.1,  4.2,  4.4,  4.6 and 4.8 (but not Section 4.11 which shall be governed by its terms) shall commence no later than the sixtieth (60th) day after termination of employment (provided that if such sixty (60)-day period commences in one calendar year and terminates in the immediately following calendar year, the payments and benefits shall commence in such immediately following calendar year), provided that the release has been executed, delivered and not revoked, with the first payment also containing any payments which would have been made prior to such payment date, but were not in fact made.

4.10     Other Rights With Respect to Equity Interests.  The Executive will have such rights and obligations as an equity holder of the Company as provided in the Company’s limited liability company operating agreement as amended and in effect from time to time.

4.11     Executive Put Right.

4.11.1  Executive’s Put Right Upon Certain Terminations of Employment.  In the event Executive’s employment with the Company is terminated due to Executive’s death or Disability, Executive (or his or her heirs, personal representatives or estate) will have the option to require the Company to repurchase any or all of the remaining equity interests held by Executive at the time of the applicable termination of employment that are vested or become vested in connection with such termination pursuant to this Agreement, by Executive notifying the Company of his election to exercise his put option in writing.  Notwithstanding any provision of this Agreement to the contrary, the Executive’s put right shall not apply in connection with any termination or cessation of employment with the Company other than due to Executive’s death or Disability.

4.11.2  Purchase Price and Closing.  The purchase price of any  equity interests to be repurchased pursuant to this Section 4.11 shall be the Fair Market Value thereof The closing of any purchase and sale contemplated by this Section 4.11 shall be as promptly as practicable following the date written notice of exercise of a repurchase or put option, as applicable, is received or such other date that is mutually agreed to by the parties, but in no event later than the sixtieth (60th) day from the notice date or twenty (20) business days following resolution of any disputes pursuant to Section 4.11.4, whichever is later.  Once the put notice is delivered, it shall be irrevocable and such equity interests shall become solely economic rights to receive the put proceeds only.  The Company shall pay the purchase price for the equity interests repurchased at the closing thereof in a lump sum in cash or, at the Company’s election, in three equal installments in cash on the closing date and each of the first and second anniversaries of the closing date, subject, in each case, to a three (3)-month extension solely if the Board determines that making such payment would cause the Company to be in violation of its then-existing credit facility or otherwise would place the Company in financial distress; provided, however, that if at the end of any such three (3)-month extension, the Board determines in good faith after pursuing commercially reasonable financing alternatives that making such payment would cause the Company to be in violation of its then-existing credit facility or otherwise would place the Company in financial distress, the Company may issue a promissory note to Executive for the balance then due, which note shall be payable in full (principal and interest) at maturity in three years from the date of issuance and accrue interest at five percent (5%) per annum on the unpaid balance (compounded annually).  Executive shall enter into customary agreements to give effect to the put transaction, including a customary release in favor of the Company, its affiliates and their related persons.

4.11.3  Definition of Fair Market Value.  For purposes of this Agreement, “Fair Market Value” means, as of any specified date, (i) if the equity interests are listed on a national securities exchange, the closing sales price of the equity interests, as reported on the stock exchange composite tape on such date (or if no sales occur on that date, on the last preceding date on which such sales of the equity interests are so reported); (ii) if the equity interests are not traded on a national securities exchange but are traded over the counter at the time a determination of its Fair Market Value is required to be made, the average between the reported high and low bid and asked prices of the equity interests on the most recent date on which equity interests were publicly traded; or (iii) in the event the equity interests are not publicly traded at the time a determination of value is required to be made, the determination of Fair Market Value shall be determined by averaging (using a weighted-average based upon the total upfront consideration paid in each such acquisition) the issuance prices used in the three most recent acquisition transactions completed by the Company and in which equity was used as consideration (as adjusted by the Board if the Board determines in good faith and can reasonably demonstrate that there have been material and sustained changes to the Company’s business or prospects and that such changes should be factored into determining such valuation), provided that, where applicable, such a determination will also take into consideration the rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder (together, “Section 409A”).

4.11.4  Disputes.  If applicable and in the event that Executive (or Executive’s executor) does not agree with the Company’s determination of the Fair Market Value, Executive (or his or her heirs, personal representatives or estate) shall, prior to the closing of such purchase, notify the Company in writing of the existence of a dispute.  Executive (or his or her heirs, personal representatives or estate) and the Company shall seek to resolve the dispute for twenty (20) business days.  In the event that no resolution is reached, the Company shall promptly select three (3) nationally-recognized investment banking firms that have not had a direct or indirect substantial relationship with the Company or its affiliates within the last two (2) years and notify Executive (or his or her heirs, personal representatives or estate) thereof.  Executive (or his or her heirs, personal representatives or estate) shall promptly select one (1) of the three (3) investment banking firms and notify the Company thereof.  If the Company has not received notice of selection of one (1) of the investment banking firms within twenty (20) business days of the date it gave notice to Executive (or his or her heirs, personal representatives or estate) of the three (3) investment banking firms, then the Company shall select one (1) of such three (3).  The investment banking firm selected as provided above (the “Independent Advisor”) shall promptly determine the Fair Market Value of the applicable securities in accordance with this Agreement.  The Independent Advisor shall render its decision within twenty (20) business days after its selection and such decision shall be final and binding upon the parties.  The purchase shall close promptly, but in no case more than twenty (20) business days, after such determination.  In the event that the Independent Advisor’s determination of Fair Market Value is more than ten percent (10%) higher than the original determination made by the Company, the Company shall pay 100% of the cost of retaining the Independent Advisor, in the event that the Independent Advisor’s determination of Fair Market Value is more than ten percent (10%) lower than the original determination made by the Company, Executive (or his or her heirs, personal representatives or estate) shall pay 100% of the cost of retaining the Independent Advisor; and in all other instances the Company and Executive (or his or her heirs, personal representatives or estate) shall each pay fifty percent (50%) of the cost of retaining the Independent Advisor.

4.12     Return of Materials upon Termination.  Upon termination of Executive’s employment with the Company, regardless of the reason,  Executive (or Executive’s heirs, personal representatives or estate) shall promptly return to the Company all documents (including all copies thereof) and other materials and property of the Company, or which pertains to any of the Company’s businesses, including all correspondence files, customer and prospect lists, price lists, contracts, software, manuals, technical data, forecasts and budgets, in Executive’s possession or control, no matter from whom or in what manner acquired.

5.         Section 409A.  The parties intend that this Agreement will be administered in accordance with Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt or comply with Section 409A.  The parties agree that this Agreement may be amended, as reasonably requested by either party, as may be necessary to be exempt from or fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company or any subsidiary or affiliate thereof for purposes of this Agreement unless Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A,  from the Company or any of its subsidiaries or affiliates.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid the imposition of additional taxes and interest on Executive under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-(6) month period measured from the date of Executive’s separation from service or (b)  the date of Executive’s death.

6.         Additional Change in Control Payments.

6.1       Gross-Up Payments.  Anything in this Agreement to the contrary notwithstanding, but subject to Section 6.4 below, if it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity to or for the benefit of Executive would be subject to the excise tax imposed by Section 4999 of the Code,  (the “Excess Parachute Payments”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount equal to that required to result in Executive receiving, after application of the Excise Tax, a net amount that would have been received hereunder had the Excise Tax not applied.

6.2       Determinations.  Subject to Section 6.1 above, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by a public accounting firm that is selected by the Company (the “Accounting Firm”) which shall provide its determinations and any detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the earlier of the receipt of notice from the Company or Executive that there has been an Excess Parachute Payment or earlier written request by the Company or Executive (collectively, the “Determination”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  The Gross-Up Payment under Section 6 with respect to any Excess Parachute Payments made to Executive shall be made no later than thirty (30) days following the payment of such Excess Parachute Payments.

6.3       Underpayments and Overpayments.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments will be made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  If Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax in excess of the amount determined by the Accounting Firm, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  If the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company.  Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.  Any payment in respect of an Underpayment or Overpayment shall be made within fifteen (15) days after the existence and amount thereof has been determined pursuant to this Section 6.3.

6.4       Shareholder Approval Alternative; Termination Upon IPO.  Notwithstanding anything to the contrary within Sections 6.1 through 6.3 above, (i) as an alternative to paying the Gross-Up Payment, the Company may elect to request shareholder approval of the Excess Parachute Payments in a manner that satisfies Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (in which case, whether or not such shareholder approval is obtained, the Company will not be required to pay any amounts pursuant to this Section 6); Executive shall cooperate with the Company in all aspects of such a shareholder approval process, including executing a document stating that Executive shall waive all Excess Parachute Payments unless such payments are approved by the Company’s shareholders and (ii) Sections 6.1,  6.2 and 6.3 shall terminate and cease to be effective upon the consummation of an IPO by the Company or its parent or subsidiary.

7.         Company Property.  Executive agrees that during his employment with the Company that Executive will not make, use or permit to be used any Company Property (defined below) otherwise than for the benefit of the Company.  The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Executive’s possession, custody or control.  Executive further agrees that Executive will not, after the termination of his employment with the Company, use or permit others to use any such Company Property.  Executive acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company.  Immediately upon the termination of Executive’s employment with the Company, Executive will deliver all Company Property in Executive’s possession, and all copies thereof, to the Company.

8.         Restrictive Covenants of Executive

8.1       Conflict of Interest/Noncompetition.  During Executive’s employment period with the Company and for twelve (12) months thereafter following any termination of employment, Executive shall not, directly or indirectly, alone or as a partner, officer, director, manager, employee or consultant or equityholder of any entity (a) provide any wealth management services, including personal financial planning or personal advisory services of the type provided or contemplated to be provided by the Company or its subsidiaries at the time of such termination to any individual or entity anywhere in the continental United States (a “Competitive Business”), (b) provide finder, broker or financial advisory services to any Competitive Business, or (c) interfere with any potential acquisition by the Company of any other business or discourage any party to any such potential acquisition from engaging in any such transaction.  In addition, during Executive’s employment period with the Company and for one (1) year thereafter, Executive shall not, directly or indirectly, alone or as a partner, officer, director, manager, employee or individual consultant or equityholder of any entity (w) directly or indirectly hire, offer to hire, divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), any person or entity who is (or who was during the twelve (12)-month period immediately prior to such Solicitation) an officer, employee, agent or individual consultant of the Company, any of its subsidiaries or an acquisition prospect of the Company, to accept employment with, or otherwise work for, Executive or any third party, (x) engage in a Solicitation with respect to any person who was, at any time within six (6) months prior to the Solicitation, an officer, employee, agent or individual consultant of the Company or any of its subsidiaries, to accept employment with, or otherwise work for Executive or any other third party engaged in a Competitive Business, or (y) solicit or do business with any customer or client of the Company or any of its subsidiaries, or any potential acquisition target of the Company which Executive knew about at the time of termination of employment or any potential customer or client of the Company or any of its subsidiaries, or any potential acquisition target of the Company, with respect to which the Company or its subsidiaries undertook substantial actions: (i) in any manner which interferes with such person’s relationship or potential relationship with the Company or its subsidiaries, or any such potential acquisition target of the Company, as the case may be, or (ii) in an effort to obtain such person as a customer, client, supplier, consultant, salesman, agent or representative to any Competitive Business, or (z) work together in any business or enterprise involving wealth management services (other than the Company and its affiliates) with any other current or former senior executives of the Company.  As used in this Section 8, the term “subsidiaries” refers to both direct and indirect subsidiaries of the Company.

8.2       Nondisclosure.  Executive shall not at any time, whether during or after the termination of Executive’s employment with the Company, except as permitted under Sections 8.5 or 8.6 below, reveal to any person any Confidential Information (as defined below) except to employees or agents of the Company who need to know such Confidential Information for the purposes of their employment or activities on behalf of the Company, or as otherwise authorized by the Company in writing.  The term “Confidential Information” shall include any non-public information concerning the organization, business or finances of the Company or its subsidiaries, or of any third party that the Company is under an obligation to keep confidential that is maintained by the Company as confidential.  Such Confidential Information shall include trade secrets or confidential information respecting acquisition models, services, inventions, products, designs, methods, know-how, techniques, systems, processes, engineering data, software programs and software code, works of authorship, customer and supplier lists, customer and supplier information, financial information, pricing information, business plans, projects, plans, notes, memoranda, reports, data, sketches, specifications and proposals.  Except as permitted under Sections 8.5 and 8.6 below, Executive shall keep confidential all matters entrusted to Executive and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Executive’s duties as an employee of the Company, nor shall Executive use any Confidential Information in any manner which injures or causes losses to the Company.

8.3       Assignment of Developments.  If at any time or times during Executive’s employment with the Company, Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined below) that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; (b) results from tasks assigned to Executive by the Company; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.  The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, business model, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection).  Executive shall promptly disclose to the Company (or any persons designated by it) each such Development.  Executive hereby assigns all rights (including rights to inventions, patentable subject matter, copyrights and trademarks) Executive may have or may acquire in any of the Developments and all benefits or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

8.4       Nondisparagement.   Except as permitted under Section 8.6 below, Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company, its subsidiaries or affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.  The Company shall not, and agrees to instruct its senior executives not to, malign, denigrate or disparage Executive with respect to any of Executive’s past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light.  Notwithstanding the foregoing, nothing in this paragraph shall prevent any person from making any truthful statement to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order such person to disclose or make accessible such information.

8.5       Certain Permitted Uses of Trade Secrets.  Misappropriation of a trade secret of the Company in breach of this Agreement may subject Executive to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief and require Executive to pay compensatory damages, double damages and attorneys’ fees.  Notwithstanding any other provision of this Agreement, Executive hereby is notified in accordance with the DTSA that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive is further notified that if Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

8.6       Permitted Disclosures.  Nothing in this Agreement will prevent or restrict Executive from: (a) reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission, the Equal Employment Opportunity Commission, FINRA, and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation, in each case, without notice to the Company.  Nothing in this Agreement limits Executive’s right, if any, to receive an award for information provided to the SEC.

9.         Further Assurances.  Executive shall, during Executive’s employment with the Company and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably request, to: (a) apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to any Development and when so obtained or vested to renew and restore the same; and (b) defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.  If the Company is unable, after reasonable effort, to secure Executive’s signature on any application for patent, copyright, trademark or other analogous protection or other documents regarding any legal protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever.  Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed personally by Executive.

10.       Representations; Agreements.

10.1     Executive represents that his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any restrictive covenants agreement or any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company.  Executive has not entered into, and shall not enter into, any agreement either written or oral in conflict herewith.

10.2     Executive agrees that any breach of this Agreement may cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of Executive’s obligations hereunder.

10.3     Except as set forth in this Agreement, Executive understands that this Agreement does not create an obligation on the Company or any other person to continue Executive’s employment.

10.4     Executive is not an officer, director, manager, employee or greater-than-3% stockholder in any Competitive Business of the Company.

11.       Indemnification.  Executive shall not be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim (a “Loss”) (or any expenses or costs associated therewith (“Costs”)) incurred by reason of any act or omission performed or omitted by Executive in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on Executive by this Agreement, except that Executive shall be liable for any such Loss and Costs incurred by reason of Executive’s gross negligence, intentional misconduct, or a knowing violation of law.  To the full extent permitted by applicable law, Executive shall be entitled to indemnification from the Company for any Loss or Costs incurred by Executive by reason of any act or omission performed or omitted by Executive in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on Executive by this Agreement, except that Executive shall not be entitled to be indemnified in respect of any Loss or Costs incurred by Executive by reason of Executive’s gross negligence, intentional misconduct, or a knowing violation of law with respect to such acts or omissions; provided,  however, that any indemnity under this Section 11 shall be provided out of and to the extent of Company assets only, and no Member, Manager or Officer (each term as defined within the Company’s limited liability company operating agreement as amended and in effect from time to time) shall have personal liability on account thereof.  The Company shall advance Costs incurred by or on behalf of Executive in connection with any Loss within twenty (20) days after receipt by the Company from Executive of a statement requesting such advances from time to time; provided,  however, such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by Executive to repay any and all advanced Costs in the event Executive is ultimately determined to not be entitled to indemnification by the Company.

12.       Amendments; Waiver.  Any amendment to or modification of this Agreement shall be in writing and signed by the Company and Executive.  Any waiver of any provision hereof, shall be in writing and signed by the party against whom such waiver is sought.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

13.       Assignment.  The Company shall assign this Agreement to its successors and assigns (subject to the terms and conditions contained herein), and such successor or assign shall explicitly assume this Agreement, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  This Agreement, being for the personal services of Executive, shall not be assignable by Executive.

14.       Certain Definitions.  As used herein, the term “person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, bank, association, cooperative, trust, estate, government, governmental, administrative or regulatory body, or other entity of any nature.  As used herein, the term “including” (in its various forms) means “including, without limitation.” As used herein, any Incentive Unit, Unit, equity award or equity interest that is “held” by Executive shall include any such Incentive Unit, Unit, equity award or equity interest, whether vested or unvested, that is held directly by Executive or which is held by or placed in a trust or other estate planning vehicle.  The Board shall make all decisions or determinations hereunder on behalf of the Company.

15.       Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid.  Notices also may be given by facsimile and shall be effective on the date transmitted if sent during business hours, or, if sent outside of business hours, on the following business day.  Notice to Executive shall be sent to Executive’s most recent address of record with the Company.  Notice to the Company shall be sent to:

Focus Financial Partners, LLC

825 Third Avenue, 27th Floor

New York NY 10022

Attn: General Counsel

E-mail:  Rmcgranahan@ffpar.com

with a copy (which shall not constitute notice) to:

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut  06830

Attn:  Peter M. Mundheim

E-mail:  pmundheim@stonepoint.com

Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 15,  provided,  however, that any such change of address notice shall not be effective unless and until received.

16.       Governing Law; Forum Selection Clause, Waiver of Jury Trial.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state that would require the application of the laws or rules of any other jurisdiction.  Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the City, County and State of New York, and the parties hereby submit to the jurisdiction and venue of any such court.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 16.

17.       Survival.  Sections 4, 5, 6,  7,  8,  9,  10,  11,  12,  13,  14,  15,  16,  17,  18 and 19 shall survive the termination of Executive’s employment with the Company regardless of the manner of such termination and shall be binding upon each of Executive’s heirs, executors, administrators and legal representatives.

18.       Severability.   The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of the Agreement.  If one or more of the provisions contained herein shall for any reason be held to be excessively broad in scope, activity, subject or otherwise so as to be unenforceable at law, such provisions shall be construed by the appropriate judicial body by limiting or reducing it (or them) so as to be enforceable to the maximum extent under the applicable law. The parties hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

19.       Entire Agreement; Miscellaneous.  Except as set forth below, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof, except to the extent that any other documents, agreements or understandings are specifically referenced herein, including, without limitation, any award agreements, omnibus agreements, the Focus Financial Partners, LLC Annual Cash Bonus Plan and Incentive Unit Plan and any Incentive Unit Agreements, and the Company’s limited liability company operating agreement as amended and in effect from time to time, each of which shall survive in accordance with their respective terms as modified herein.  However, notwithstanding the preceding sentence, to the extent that this Agreement is in direct conflict with the terms of any document that governs Executive’s equity awards or equity interests, the provision that is most favorable to Executive shall control.  Subject to the provisions of Sections 4 and 13, this Agreement shall bind, benefit and be enforceable by and against Executive and Executive’s heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns.  This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf) signature delivery), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one (1) counterpart hereof.  Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have entered into this Employment Agreement as of the date first written above.

COMPANY

Focus Financial Partners, LLC

By:	/s/ Ruediger Adolf
Name:	Ruediger Adolf
Title:	Chief Executive Officer

EXECUTIVE

/
/s/ Lenny Chang

Lenny Chang

Exhibit A

Board Memberships

None.

Exhibit A - 1

Exhibit B

Incentive Units

Incentive Unit Certificate Number	Grant Date	Hurdle Price	Number of Incentive Units
I738	10/4/2013	$11.00	25,000
I795	1/27/2014	$11.00	40,000
I908	12/5/2014	$13.00	50,000
I1023	12/28/2015	$19.00	50,000

Exhibit B - 1

Exhibit C

Form of Release

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with Section 4.4 (including if such payments and benefits become payable pursuant to Section 4.6) or Section 4.8 of the Amended and Restated Employment Agreement, dated as of _______, 2017 (as amended and in effect from time to time, the “Employment Agreement”) between Focus Financial Partners, LLC, a Delaware limited liability company (the “Company”), and me, I, on my own behalf and on behalf of my personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge the Company and its affiliates and all of their respective past and present officers, directors, managers, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (the “Released Parties”), both individually and in their official capacities, from any and all rights, liabilities, claims, damages, demands and causes of action, whether statutory or at common law (including any claim for salary, benefits, payments, expenses, costs, attorney’s fees, damages, penalties, compensation, remuneration, contractual entitlements) (collectively, “Claims”) relating to any matter occurring on or prior to the date of my signing of this Release, including any Claims resulting from, arising out of, or connected with my employment or its termination and any other Claims pursuant to: (a) any federal, state, foreign or local law, regulation or other requirement (including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the New York State Human Rights Law, the New York City Human Rights Law, and any other local, state, or federal anti-discrimination or anti-retaliation law, each as amended from time to time); (b) any other local, state or federal law, regulation or ordinance; (c) any public policy or common law; and (d) any contract I may have with any Released Party, including the Employment Agreement (collectively, the “Released Claims”); provided, however, that the foregoing release shall not apply to (i) any right explicitly set forth in the Employment Agreement to any payments and benefits to be provided in connection with the termination of my employment, (ii) any right or claim that arises after the date this release is executed, (iii) any right I may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company and its parents, subsidiaries and affiliates to the extent consistent with the Employment Agreement, (iv) my right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws, limited liability company agreement or other governing documents of the Company and its parents, subsidiaries and affiliates, or any applicable insurance policy, or (v) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any Released Party, on the other hand, are jointly liable. This Release includes matters attributable to the sole or partial negligence (whether gross or simple) or other fault, including strict liability, of any Released Party.

Notwithstanding the release of liability contained herein, nothing in this Release prevents me from filing any charge or claim of discrimination (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, or another federal, state, or local government agency.  I retain the right to participate in any such proceeding, provided that I hereby waive any right I otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by me or

Exhibit C - 1

by anyone else on my behalf.  I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to a communication from any such agency, and is not limited by any obligation contained in this General Release.  However, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other government agency proceeding or subsequent legal action.

In signing this Release, I acknowledge that (a) I have carefully read this Release; (b) I have had at least twenty-one (21) days from the date of notice of termination of my employment, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such notice date, to consider the terms of this Release and that such time has been sufficient; (c) I am hereby encouraged by the Company to seek the advice of an attorney prior to signing this Release and have had adequate opportunity to do so; (d) I am not entitled to the consideration set forth in Sections 4.4, 4.6, and/or 4.8 of the Employment Agreement but for my entry into, and non-revocation of, this Release within the time provided to do so; and (e) I am signing this Release voluntarily and with a full understanding and acceptance of its terms, I understand the final and binding effect of this Release, and the only promises made to me to sign this Release are those stated in the Employment Agreement and herein.

I understand that I may revoke this Release at any time within seven (7) days of the date of my signing by providing written notice to the Company of such revocation so that such notice is received by the Company no later than 11:59 P.M. New York time on the seventh (7th) day after I sign this Release and that this Release will take effect only upon the expiration of such seven-day (7) revocation period (the “Effective Date”) and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release to be effective as of the Effective Date.

Signature:

Date:

Exhibit C - 2